Page | 1

OTTER TAIL CORPORATION
INSIDER TRADING AND PRE-CLEARANCE POLICY

I.    PURPOSE OF POLICY

The Insider Trading and Pre-Clearance Policy (the “Policy”) is intended to avoid situations where purchases or sales of stock or other securities are consummated by persons who are in possession of material non-public information (“MNPI”). The Policy provides guidelines with respect to transactions in securities and the handling of confidential information about Otter Tail Corporation and its operating companies (“Otter Tail” or the “Company”) and the companies with which it does business. In addition, the Policy is intended to ensure that transactions in the stock and securities of the Company are monitored and reported timely to the Securities and Exchange Commission (“SEC”) as required. This Policy is intended to assure compliance with the applicable laws regarding these issues.

II.    REPORTING

A copy of this Policy will be disclosed as an exhibit to the Company’s annual report on Form 10-K, starting no later than the annual report on Form 10-K for the fiscal year ending December 31, 2024.

When an Executive Officer or a director has voluntarily adopted, modified or terminated a written plan intended to satisfy the affirmative defense conditions of Rule 10b5–1(c) of the Exchange Act (a “Rule 10b5-1 Trading Plan” or “Plan”) or similar arrangement during a fiscal quarter, the event will be disclosed on the report on Form 10-Q or Form 10-K covering that quarter. The disclosure will identify whether the trading arrangement is intended to satisfy the affirmative defense of Rule 10b5-1(c), and it will also include a description of the material terms of each Plan, other than pricing, including the name and title of the director or Executive Officer; the date the Plan was adopted, modified or terminated; the Plan’s duration; and the aggregate number of securities of the Company to be purchased or sold under the Plan.

Each director or Executive Officer of the Company understands that the approval or adoption of a Plan in no way reduces or eliminates such person’s obligations under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s disclosure and short-swing trading liabilities thereunder. A director or Executive Officer will check a checkbox on Forms 4 and 5 reporting their transactions in securities of the Company, indicating whether a transaction reported on that form was made under a Plan intended to satisfy the affirmative defense conditions of Rule 10b5-1, and providing the date the Plan was adopted.

III.    INSIDER TRADING

It is the policy of the Company that no director, Executive Officer, employee, consultant, contractor, advisor, or any other person covered by this Policy who is aware of MNPI relating to the Company or any other company (such as an acquisition candidate, customer, or supplier) whose stock or other securities are publicly traded, shall:

Effective November 1, 2024        Insider Trading and Pre-Clearance Policy

Page | 2

•Trade directly or indirectly in the stock or other securities of the Company or any other company on the basis of that information, a practice commonly referred to as “insider trading”;

•Pass non-public information or recommend the purchase or sale of the stock or other securities of the Company or such other company to others based on such information, a practice commonly referred to as “tipping”; or

•Disclose such information to others except within the scope of duties as an employee, director, consultant, contractor, advisor, or person engaged by or acting on behalf of Otter Tail.

You should refrain from discussing MNPI with anyone other than those employees and agents of the Company who need to know such information to perform their duties, and you should exercise due care to protect the confidentiality of such information by storing files in secure locations. In addition, you should ensure that members of your staff and those who may be familiar with projects you are working on or who have access to MNPI are aware of and understand this Policy, especially when confidential transactions are pending.

Employees managing consultants and temporary employees who have access to MNPI are responsible for ensuring that these individuals are aware of this Policy, the Company’s Code of Business Ethics, and the consequences of non-compliance.

Likewise, the Company will not engage in transactions in its securities while aware of MNPI relating to the Company or its securities.

IV.    PERSONS COVERED

This Policy applies to all officers of the Company and its subsidiaries, all members of the Company’s Board of Directors and all employees of the Company and its subsidiaries. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material non-public information. This Policy also applies to Controlled Entities and to family members of Executive Officers, directors and employees, including Household Family Members as described below and any other family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control – such as parents or children who consult with you before they trade in Company securities. You are responsible for making sure that the purchase or sale of any security covered by this Policy by any such person complies with this Policy and therefore should make them aware of the need to confer with you before they trade in the Company's securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of family members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your family members.

Effective November 1, 2024        Insider Trading and Pre-Clearance Policy

Page | 3

“Restricted Persons” are subject to additional restrictions on their trading in the Company’s securities, and the term refers to directors, Executive Officers, and key financial personnel and certain other employees of the Company who receive or have regular access to MNPI as a result of their position or duties within the Company, who are listed on Exhibit A, which is updated from time to time, including “Key Personnel” who are also identified on Exhibit A. The Company may also determine that others shall be Restricted Persons such as contractors, consultants, advisors, and other persons including certain employees, who receive or have access to MNPI as a result of their position or temporary duties within the Company. “Restricted Persons” also include Household Family Members and Controlled Entities.

“Household Family Members” are persons living in a Restricted Persons household (other than tenants or domestic employees).

“Executive Officers” are those individuals who qualify as “officers” of Otter Tail Corporation under Rule 16a-1(f) of the Exchange Act.

“Controlled Entities” are any entities that a Restricted Person influences or controls, including any corporations, partnerships or trusts. Transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the Restricted Person's own account.
V.    MATERIAL NON-PUBLIC INFORMATION (MNPI)

“Material non-public information” is any information not generally known to the public that is of such a nature that there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a company’s securities. Any information that could reasonably be expected to affect the price of the securities is likely to be considered material, and either positive or negative information may be material. Information is considered “public” only after it is released by the company through normal media outlets or filed with the SEC or stock exchanges, and sufficient time has elapsed for it to be circulated or disseminated widely and absorbed by investors and the marketplace. Information is not public merely because it is the subject of widespread or publicly reported rumors, even if they are accurate.

Prior to reporting, each of the following examples may constitute MNPI:

•Financial performance, especially sales numbers, quarterly and year-end earnings, significant changes in financial performance or liquidity or expectations for future periods;

•Financial forecasts;

•Significant accounting matters, including significant impairments, write-offs, changes in asset values or increase in reserves;

•Potential mergers and acquisitions or the sale of significant Company assets or subsidiaries;
Effective November 1, 2024        Insider Trading and Pre-Clearance Policy

Page | 4

•New major contracts, customers, or finance sources, or the loss thereof;

•Significant changes or developments in products or product lines, or significant pricing changes;

•Stock splits, public or private securities/debt offerings or repurchases, or changes in Company dividend policies or amounts;

•Significant changes in senior leadership;

•Actual or threatened major litigation or regulatory actions or the resolution of such litigation or regulatory actions, or changes in law or significant enforcement actions against the Company and any analysis of the impact of such matters on the Company’s business or business model;

•Possible proxy fights;

•Possible changes or changes in the Company’s credit rating by a rating agency;

•The contents of forthcoming publications that may affect the market price of Company securities, including statements by equity analysts regarding the Company and/or its securities;

•Significant changes in corporate objectives or Company restructuring;

•Rate case filings;

•Cyber events or compromises of data privacy that may cause exposure to financial costs or operational problems; and

•Bankruptcy, corporate restructuring, or receivership.

These are examples only and MNPI is not limited to these instances alone. Questions as to whether information is material should be directed to Otter Tail’s General Counsel.

VI.    BLACKOUT PERIODS – APPLIES TO ALL RESTRICTED PERSONS

If you are a Restricted Person, you and your Household Family Members are prohibited from engaging in any transaction in the stock or other securities of Otter Tail during blackout periods. The Company blackout period commences on the 15th day of month prior to the end of each fiscal quarter and continues until two full trading days (on which the Nasdaq exchange is open) have elapsed following the date of Otter Tail’s release of earnings to the public.

In addition, the Company may extend a blackout period or temporarily establish a new blackout period by requiring the suspension of trading in Otter Tail securities by Restricted Persons during
Effective November 1, 2024        Insider Trading and Pre-Clearance Policy

Page | 5

periods when material developments concerning the Company exist that have not been publicly disclosed. You will be notified if those events occur.

•During blackout periods, transfers of Otter Tail stock to or from a trust and gifts are acceptable, unless the recipient sells the shares during the blackout period. Such transfers and gifts are subject to pre-clearance procedures as set forth in Section VII.

•Standing and limit orders create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Restricted Person is in possession of MNPI.

oThe Company prohibits placing or transacting on standing or limit orders on Company securities during the blackout period. Any such orders placed before the blackout period should be terminated and no such orders should be placed during a blackout period.

VII.    PRE-CLEARANCE PROCEDURES – APPLIES TO RESTRICTED PERSONS AND KEY PERSONNEL

Pre-clearance procedures are intended to help avoid situations where transactions are consummated by Restricted Persons while in possession of MNPI. In addition, pre-clearance procedures help to ensure that transactions in stock and other securities of Otter Tail by directors and Executive officers who are subject to Section 16, are reported to the SEC within two business days after the transactions occur, as required by the Exchange Act.

Because Otter Tail directors, Executive Officers and Key Personnel are likely to obtain MNPI on a regular basis, the Company requires that all of the directors, Executive Officers and Key Personnel (and Household Family Members of any of them) “pre-clear” any transactions– unless otherwise covered by an approved Rule 10b5-1 Plan as set forth in Section IX or covered by an exception as set forth in Section X – in the stock or other securities of Otter Tail, including but not limited to:

•The purchase or sale of securities;

•Enrollment in, optional cash purchases or modifications (but not automatic dividend reinvestments already pre-scheduled and pre-decided) under the Dividend Reinvestment Plan and other employee benefit plans that hold Company securities;

•The exercise of equity awards; and

•Gifts and other transfers of securities, whether or not for value.

Effective November 1, 2024        Insider Trading and Pre-Clearance Policy

Page | 6

A request for pre-clearance is obtained by seeking approval from Otter Tail’s General Counsel (or designee as may be necessary from time to time) at least five (5) business days in advance of the proposed transaction.

•If clearance is granted, you will be notified via email that you are free to trade in the manner requested and the trade should occur within the next twenty-four (24) hours. Prior to requesting clearance to trade, you should consider whether you may be aware of any MNPI.
•If clearance is denied, you must refrain from initiating any transactions in Company securities and should not inform any other person of the restriction.

In addition, if shares are held by Equiniti, please note that it may take time to move those to a brokerage account; consider doing so before making the request to pre-clear to ensure a timely transaction upon pre-clearance approval.

VIII.    PROHIBITED TRANSACTIONS BY RESTRICTED PERSONS

Directors, Executive Officers and Key Financial Person Restricted Persons are prohibited from the following transactions pertaining to Otter Tail stock:

•Short Sales
Short Sales of Company securities may evidence an exception on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company securities are prohibited. Transactions occurring in the Employee Stock Purchase Plan are exempt from the short sale consideration.

•Publicly Traded Options
A transaction in publicly traded options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the perception that the individual is trading based on inside information. Transactions in options may focus the attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls, or other derivative securities, on an exchange or any organized market, are prohibited.

•Hedging and Monetization Transactions
Certain forms of hedging and monetization transactions, such as zero-cost dollars and forward sale contracts, allow a Restricted Person to lock in much of the value of their stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions would allow the holder to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the holder’s interest and the interest of the Company and its shareholders may be misaligned and may signal a message to the trading market that may not be in the best interest of the Company and its shareholders at the time it is conveyed. Therefore, transactions in the form of hedging or monetization are prohibited.

Effective November 1, 2024        Insider Trading and Pre-Clearance Policy

Page | 7

•Margin Accounts and Pledged Securities
Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of MNPI or otherwise is not permitted to trade in Company securities pursuant to a blackout period restriction. Therefore, pledging Company securities as collateral for a loan is prohibited.

•Standing and Limit Orders
Standing and limit orders create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Restricted Person is in possession of MNPI. The Company prohibits placing standing or limit orders on Company securities.

•Transactions During Share Repurchases by the Company
Subject to the exceptions in Section X, Restricted Persons will not purchase or sell, and will not have purchases or sales conducted on their behalf, of the Company’s registered securities during the course of any Company repurchase program for those securities unless they advise the General Counsel at least five (5) business days in advance of the intended transaction and secure approval and confirmation that such action will not violate any applicable securities or other laws or fiduciary obligations to the Company or its stockholders.
•The Company will not purchase registered securities from Restricted Persons during the course of a repurchase program for those securities to avoid any appearance of preference or conflict of interest.

IX.    RULE 10b5-1 PLANS

Persons subject to this Policy may elect to enter into a Rule 10b5-1 Trading Plan (“Plan”) to execute trades (buying or selling) of the Company’s securities. These proposed Plans must be submitted for pre-approval by the CFO and the General Counsel at least five (5) business days prior to entry into the Plan. If any questions arise, a participant should consult with their own counsel in implementing a Plan.

Plans, including but not limited to those entered into by Executive Officers, shall be subject to the following conditions:

•The Plan must be established at a time when the participant is not aware of MNPI or subject to a trading blackout. Once the Plan is adopted, the participant must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade.

Effective November 1, 2024        Insider Trading and Pre-Clearance Policy

Page | 8

•The amount, timing and price of future trades must be specified or determined by formula set forth in the Plan or delegated to the discretion of an independent third party who is not aware of MNPI when making the foregoing determinations.

•An Executive Officer or any director who voluntarily adopts a Plan may not commence purchases or sales under a Plan until expiration of a cooling-off period consisting of the later of:

(1) 90 days after the adoption or modification of a Plan or
(2) two business days following the disclosure of the Company’s financial results in a Form
10-Q or Form 10-K for the completed fiscal quarter in which the Plan was adopted.

•The cooling-off period will not exceed 120 days following adoption or modification of the Plan. A participant who is not the Company, a director or Executive Officer may not commence purchases or sales under a Plan until the expiration of a cooling-off period that is 30 days after the adoption or modification of the Plan.

•The Plan must follow the preapproved Plan prototype available through Merrill Lynch or another Plan pre-approved by the General Counsel.

•During the term of a Plan, additional transactions in Company securities may not be executed outside of the Plan.

•A participant (other than the Company) must not adopt multiple overlapping Plans, except as permitted under Rule 10b5-1. These exceptions may include:

oentry into a series of separate contracts with different broker-dealers, provided that the individual constituent contracts, when taken together as a whole, meet all applicable conditions of and remain collectively subject to Rule 10b5-1;

oentry into one later-commencing Plan under which trading is not authorized to begin until after all trades under the earlier-commencing Plan are completed or expired without execution, as long as the first trade under the later-commencing Plan is not scheduled during the cooling-off period that would be applicable with respect to the later-commencing Plan if its date of adoption were deemed to be the date of termination of the earlier-commencing Plan; and

o“Sell-to-cover” provisions for the sale of only such securities of the Company as are necessary to satisfy tax-withholding obligations arising exclusively from the vesting of a compensatory award, as long as the participant does not otherwise exercise control over the timing of such sale.

•In any 12-month period, a participant (other than the Company) is limited to one “single-trade plan” one designed to effect the open market purchase or sale of the total amount of the securities of the Company subject to the Plan as a single transaction. A Plan will not
Effective November 1, 2024        Insider Trading and Pre-Clearance Policy

Page | 9

be treated as a single-trade plan if, for example, it gives the broker discretion over whether to execute the Plan as a single transaction, or provides that the broker’s future acts will depend on events or data not known at the time the Plan is entered into, and it is reasonably foreseeable at the time the Plan is entered into that the Plan might result in multiple trades. “Sell-to-cover” plans are exempt from this limitation.

•Infrequent modifications or cancellations to Plans are allowed but discouraged and subject to reporting obligations under the Exchange Act.

oModifications or cancellations to Plans are limited to periods when participants are not in possession of MNPI or subject to a trading blackout. A modification is treated as the cancellation of an existing Plan and the adoption of a new one, and is subject to the applicable cooling-off period described above. Approval of any such modifications or cancellations shall be made by the CEO and the General Counsel.

oThe substitution of a broker that is executing trades pursuant to a Plan will not be a modification of the Plan, as long as the purchase or sales instructions applicable to the substitute and substituted broker are identical with respect to the prices, execution dates and amount of securities to be purchased or sold.

•A Form 4 or Form 5 filed on behalf of the participant shall indicate by checkbox whether a reported transaction was intended to satisfy the affirmative defense conditions of Rule 10b5-1(c).

•The Company may exercise its discretion to suspend trades under any existing Plan.

•An Executive Officer – and any director who voluntarily enters into a Plan - must act in good faith with respect to the Plan, and they must certify in the Plan that on the date of adoption or modification:

othey are not aware of any material nonpublic information about the Company; and

othey are adopting the Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) and Rule 10b5-1 under the Exchange Act.

X.    EXCEPTIONS

The trading restrictions of this Policy do not apply to the following, except as otherwise noted:

•Dividend Reinvestment Plan. Ongoing purchases of Company stock through the dividend reinvestment feature of the Company’s dividend reinvestment plan.

oNote that enrollment and optional investments in the plan are subject to pre-clearance for directors, Executive Officers and Key Personnel.

Effective November 1, 2024        Insider Trading and Pre-Clearance Policy

Page | 10

•Employee Stock Purchase Plan. Ongoing purchases of Company stock through Employee Stock Purchase Plan.

oNote that enrollment and optional investments in the plan are subject to pre-clearance for Executive Officers and Key Personnel.

•Approved Rule 10b5-1 Trading Plan. Transactions under a Rule 10b5-1 Trading Plan that satisfies the conditions set forth above in Section IX,

•Director Compensation. Deferral elections pursuant to the Company’s Deferred Compensation Plan for Directors and elections to increase the amount of stock payment under the Company’s Non-Employee Director Stock Compensation Plan are excluded from this Policy.

•Tax Withholding. The exercise of tax withholding right pursuant to an election to withhold shares of stock to satisfy tax withholding requirements upon the vesting of performance shares or restricted stock are excluded from this Policy.

•Mutual Fund Holdings. To the extent a Restricted Person has mutual funds holdings which, in turn, invest in the Company stock, transactions under such fund are excluded from this Policy.

•Changes in Form of Beneficial Ownership. To the extent that a transaction by an insider effects only a change in the form of the insider’s beneficial ownership of securities without changing the insider’s pecuniary interest in the securities, such transactions are excluded from this Policy. A change in form of beneficial ownership may include contributions to, and distributions of annuity obligations from, grantor retained annuity trusts where the insider serves as trustee and sole annuitant; distributions to an insider of issuer securities previously beneficially owned indirectly through an employee benefit plan (or a dividend reinvestment plan); other changes from indirect to direct ownership, and vice versa; or a change from one form of indirect ownership to another form of indirect ownership.

•Gifts. If gifts are made by Restricted Persons, they must be pre-cleared. Gifts may be made by a person subject to this Policy while they are in possession of material non-public information, and in the case of gifts made by Restricted Persons, during a blackout period, so long as the recipient does not sell the shares while the person subject to this Policy is in possession of material non-public information or during the blackout period, respectively. See also Section VII. Any gift by Executive Officers or directors are reportable within two days on a Form 4.

XI.    PENALTIES

If you engage in insider trading or tipping (disclosing material, non-public information to another person), you may be subject to severe civil and criminal penalties. Civil penalties include fines and criminal penalties can include fines of up to $5,000,000 and 20 years in prison.
Effective November 1, 2024        Insider Trading and Pre-Clearance Policy

Page | 11

If you disclose MNPI to someone who trades based on that information, both you and such person may be liable under the federal securities laws. Penalties may apply whether or not you derive a benefit from the other person’s actions. The courts may prosecute the Company as well as supervisors and managers of employees who engage in insider trading violations as controlling persons.

Otter Tail views seriously any violation of this Policy, even if the conduct does not, by itself, constitute a violation of the federal securities laws. Violations of this Policy constitute grounds for disciplinary actions and possible dismissal.

Any person who has a question about this Policy should contact the General Counsel.

XII.    REGULATION FD (FAIR DISCLOSURE)

It is important to note that in 2000, the SEC adopted Regulation FD to address the selective disclosure of information by publicly traded companies. Otter Tail has implemented practices and procedures indicating who is authorized to communicate information about the Company. Director, officers, and employees are not permitted to disclose MNPI without specific authorization. An inadvertent disclosure of MNPI should be reported immediately to the General Counsel.

XIII.    CONTINUING OBLIGATION

This Policy continues to apply to transactions in Company securities after termination of service. If an individual is in possession of MNPI when they leave employment with the Company, they may not trade in Company securities until that information has become public or is no longer material.

XIV.    BOARD OVERSIGHT OF THIS POLICY

The Board has delegated oversight of this Policy and compliance with it to the Compensation and Human Capital Management Committee. Management will report to the Compensation and Human Capital Management Committee any updates, process considerations, regulatory changes or compliance concerns or issues.

Effective November 1, 2024        Insider Trading and Pre-Clearance Policy

Page | 12

XII.    BRIEF SUMMARY OF INSIDER TRADING PERSONS

Restricted Persons
	Director	Household Family Members and Controlled Entities	Executive Officers	Exhibit A Key Personnel-	Restricted Persons not Executive Officers, Directors, or Key Personnel listed in Exhibit A
Pre-Clearance	X	X	X	X
Prohibited Transactions	X	X	X	X
Subject to Black Out Periods – or whenever in possession of MNPI	X	X	X	X	X
File Form 4 with SEC within 2 business days of transaction	X	X1	X

1 Transactions by Household Family Members and Controlled Entities of directors and Executive Officers may be subject to Section 16 reporting.

Effective November 1, 2024        Insider Trading and Pre-Clearance Policy

Page | 13

Reviewed: /s/ Jennifer O. Smestad            Approved: /s/ Charles S. MacFarlane
    Jennifer O. Smestad, Corporate Secretary             Charles S. MacFarlane, CEO

Adopted by the Otter Tail Corporation Board of Directors on September 19, 2024.

Effective November 1, 2024        Insider Trading and Pre-Clearance Policy